Exhibit 99.1

Press Release	For Immediate Release
Date: April 26, 2024

GLEN BURNIE BANCORP ANNOUNCES

FIRST QUARTER 2024 RESULTS

GLEN BURNIE, MD (April 26, 2024) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), today reported results for the first quarter ended March 31, 2024. Net income for the first quarter was $3,000, or $0 per basic and diluted common share, as compared to $0.44 million, or $0.15 per basic and diluted common share for the three-month period ended March 31, 2023. On March 31, 2024, Bancorp had total assets of $369.9 million. Bancorp, the oldest independent commercial bank in Anne Arundel County, will pay its 127th consecutive quarterly dividend on May 6, 2024.

“Our first quarter 2024 earnings were negatively impacted by our increased deposit and borrowing costs. On a positive note, deposit balances increased just over 3% in the first quarter as we leveraged new products and services to appeal to new clients and grow existing client relationships. While economic conditions remain uncertain, we will continue to prioritize prudent risk management as we look to generate new loan production at higher market rates, while focusing on adding new banking relationships with clients that need multiple products and services that we can provide. We expect 2024 to be another difficult operating environment for the Company given our heavy reliance on spread business. We are focused on executing against our long-term strategic plan and realizing the value from expanded treasury management capabilities and providing premier relationship banking services. Accordingly, our approach to loan and deposit growth will continue throughout 2024,” said Mark C. Hanna, President and Chief Executive Officer. “High interest rates continue to drive competition for loans and deposits. While these challenges will persist in 2024, we continue to focus our efforts on growing our core banking business. We plan to add resources to drive deposit growth, enhance our small business lending capabilities, and make strategic adjustments to our operating structure to provide more value to both business and retail customers. These actions will significantly enhance our infrastructure and allow us to better serve our communities.”

Commenting on the first quarter results, Mr. Hanna continued, “The Company’s performance during the first quarter of 2024 was heavily impacted by the continuation of an inverted yield curve and rigorous competition for core deposits. Higher interest rate levels will keep pressure on loan growth and deposit retention, which impacts our net interest margin. While interest rates may decrease in the future, we believe that the competition for loans and deposits will remain strong as we navigate through this cycle. While we continue to focus on the steps to improve our profitability, I am proud of the progress made during the first quarter toward our strategic objectives.”

In closing, Mr. Hanna added, “In these very unusual times, our strength and resolve enable us to take exceptional care of our customers, employees, and communities. Based on our capital levels, conservative underwriting policies, on- and off-balance sheet liquidity, strong loan diversification, and current economic conditions within the markets we serve, management expects to navigate the uncertainties and remain well-capitalized. I would like to thank our dedicated Glen Burnie Bancorp employees for all that they do to support our customers, communities, and shareholders – it is because of them that we remain well-positioned to execute on our strategic plan during this uncertain period.”

Highlights for the First Three Months of 2024

Net interest income decreased $606,000, or 19.08% to $2.6 million through March 31, 2024, as compared to $3.2 million during the prior-year first quarter. The decrease resulted from a $726,000 increase in interest expense. The increase in interest on deposits was driven by the higher cost of money market deposit balances. The increase in interest on borrowings was driven by a $40.0 million increase in short term borrowings due to the elevated level of deposit runoff in 2023.

The Company expects that its strong liquidity and capital positions, along with the Bank’s total regulatory capital to risk weighted assets of 18.30% on March 31, 2024, as compared to 17.57% for the same period of 2023, will provide ample capacity for future growth.

Return on average assets for the three-month period ended March 31, 2024, was 0.00%, as compared to 0.47% for the three-month period ended March 31, 2023. Return on average equity for the three-month period ended March 31, 2024, was 0.06%, as compared to 9.90% for the three-month period ended March 31, 2023. Lower net income partially offset by a lower average asset balance primarily drove the lower return on average assets, while lower net income and a higher average equity balance primarily drove the lower return on average equity.

On March 31, 2024, the Bank remained above all “well-capitalized” regulatory requirement levels. The Bank’s tier 1 risk-based capital ratio was approximately 17.14% on March 31, 2024, as compared to 17.37% on December 31, 2023. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the bond portfolio.

Balance Sheet Review

Total assets were $369.9 million on March 31, 2024, an increase of $18.1 million or 5.13%, from $351.8 million on December 31, 2023. Cash and cash equivalents increased $27.4 million or 179.69%, from December 31, 2023, to March 31, 2024. Investment securities were $128.7 million on March 31, 2024, a decrease of $10.7 million or 7.67%, from $139.4 million on December 31, 2023. Loans, net of deferred fees and costs, were $178.0 million on March 31, 2024, an increase of $1.6 million or 0.93%, from $176.3 million on December 31, 2023.

Total deposits were $309.2 million on March 31, 2024, an increase of $9.2 million or 3.05%, from $300.1 million on December 31, 2023. Noninterest-bearing deposits were $115.2 million on March 31, 2024, a decrease of $1.7 million or 1.50%, from $116.9 million on December 31, 2023. Interest-bearing deposits were $194.0 million on March 31, 2024, an increase of $10.9 million or 5.96%, from $183.1 million on December 31, 2023. Total borrowings were $40.0 million on March 31, 2024, an increase of $10.0 million, or 33.33% from $30.0 million on December 31, 2023.

As of March 31, 2024, total stockholders’ equity was $18.1 million (4.90% of total assets), equivalent to a book value of $6.28 per common share. Total stockholders’ equity on December 31, 2023, was $19.3 million (5.49% of total assets), equivalent to a book value of $6.70 per common share. The reduction in the ratio of stockholders’ equity to total assets was due to higher asset balances, along with decreases to equity from the decline in market value of the Company’s available-for-sale securities portfolio. Included in stockholders’ equity on March 31, 2024, and December 31, 2023, were unrealized losses (net of taxes) on the Company’s available-for-sale investment securities totaling $19.3 million and $18.4 million, respectively. This increase in unrealized losses primarily resulted from increasing market interest rates during the first quarter of 2024, which decreased the fair value of the investment securities. Changes in unrealized losses on the investment portfolio are attributed to changes in interest rates, not credit quality. The Company does not intend to sell, and it is more likely than not that it will not be required to sell, any securities held at an unrealized loss.

Asset quality, which has trended within a narrow range over the past several years, remains sound on March 31, 2024. Nonperforming assets, which consist of nonaccrual loans, restructured loans to borrowers with financial difficulty, accruing loans past due 90 days or more, and other real estate owned, represented 0.10% of total assets on March 31, 2024, as compared to 0.15% on December 31, 2023, demonstrating positive asset quality trends across the portfolio. The allowance for credit losses on loans was $2.0 million, or 1.14% of total loans, as of March 31, 2024, as compared to $2.2 million, or 1.22% of total loans, as of December 31, 2023. The allowance for credit losses for unfunded commitments was $497,000 as of March 31, 2024, as compared to $473,000 as of December 31, 2023.

Review of Financial Results

For the three-month periods ended March 31, 2024, and 2023

Net income for the three-month period ended March 31, 2024, was $3,000, as compared to $435,000 for the three-month period ended March 31, 2023. The decrease is primarily the result of a $431,000 increase in interest expense on short-term borrowings, a $295,000 increase in interest expense on deposits and a $211,000 increase in the provision for credit losses on loans, partially offset by an increase of $128,000 in loan interest income and fees and a $317,000 decrease in the provision for income taxes. The Company’s need to defend its deposit base as well as grow interest-earning asset balances necessitated a strategic change in direction.

Net interest income for the three-month period ended March 31, 2024, totaled $2.6 million, as compared to $3.2 million for the three-month period ended March 31, 2023. The $606,000 decrease in net interest income was primarily due to the $726,000 increase in interest expense related to higher balances and rates on money market deposits and short-term borrowings. Average earning-asset balances were $362.0 million on March 31, 2024, as compared to $378.2 million during the prior-year first quarter. Deposit runoff drove the decline in average interest-earning assets.

Net interest margin for the three-month period ended March 31, 2024, was 2.86%, as compared to 3.41% for the same period of 2023, a decrease of 0.55%. The decrease in the net interest margin is due to increases in average deposit costs and short-term borrowing costs, partially offset by increases in yields on investment securities, loans, and interest-bearing deposits at the Federal Reserve Bank. Loan yields increased from 4.58% to 5.06% between the two periods while the cost of interest-bearing liabilities increased from 0.20% to 1.51% between the two periods.

The average balance of interest-earning assets decreased $16.3 million while the yield increased 0.26% from 3.52% to 3.78%, when comparing the three-month periods ending March 31, 2024, and 2023, respectively. The average balance of interest-bearing funds increased $8.1 million. The average balance of noninterest-bearing funds decreased $24.4 million, and the cost of funds increased 0.87%, when comparing the three-month periods ending March 31, 2024, and 2023.

The provision for credit loss allowance on loans for the three-month period ended March 31, 2024, was $169,000, as compared to a release of $42,000 for the same period of 2023. The increase for the three-month period ended March 31, 2024, when compared to the three-month period ended March 31, 2023, primarily reflects a $5.8 million decrease in the reservable balance of the loan portfolio and a $334,000 increase in net charge offs. Noninterest income for the three-month period ended March 31, 2024, was $229,000, as compared to $245,000 for the three-month period ended March 31, 2023.

For the quarter ended March 31, 2024, noninterest expense totaled $2.86 million, a decrease of $83,000 compared to $2.94 million for the quarter ended March 31, 2023. On a year-over-year comparative basis, noninterest expenses decreased due to an $80,000 decrease in salary and employee benefits. Salary and employee benefits expenses decreased due to reductions in group insurance costs and bonus pension/expense.

For the three-month period ended March 31, 2024, income tax benefit was $232,000, as compared with income tax expense of $86,000 for the same period a year earlier. The $232,000 income tax benefit includes $87,000 associated with amended Maryland tax returns for tax years 2022 and 2021.

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Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally owned community bank with 8 branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships, and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the Company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Jeffrey D. Harris, Chief Financial Officer

410-768-8883

jdharris@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31,	March 31,	December 31,
	2024	2023	2023
	(unaudited)	(unaudited)	(audited)
ASSETS
Cash and due from banks	$9,091	$1,959	$1,940
Interest-bearing deposits in other financial institutions	33,537	12,633	13,301
Total Cash and Cash Equivalents	42,628	14,592	15,241

Investment securities available for sale, at fair value	128,727	144,726	139,427
Restricted equity securities, at cost	246	191	1,217

Loans, net of deferred fees and costs	177,950	184,141	176,307
Less: Allowance for credit losses(1)	(2,035)	(2,161)	(2,157)
Loans, net	175,915	181,980	174,150

Premises and equipment, net	2,928	3,171	3,046
Bank owned life insurance	8,700	8,532	8,657
Deferred tax assets, net	8,255	8,142	7,897
Accrued interest receivable	1,281	1,259	1,192
Accrued taxes receivable	340	8	121
Prepaid expenses	460	479	475
Other assets	390	333	390
Total Assets	$369,870	$363,413	$351,813

LIABILITIES
Noninterest-bearing deposits	$115,167	$136,324	$116,922
Interest-bearing deposits	194,064	206,690	183,145
Total Deposits	309,231	343,014	300,067

Short-term borrowings	40,000	-	30,000
Defined pension liability	327	318	324
Accrued expenses and other liabilities	2,183	1,846	2,097
Total Liabilities	351,741	345,178	332,488

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares, issued and outstanding 2,887,467, 2,868,504, and 2,882,627 shares as of March 31, 2024, March 31, 2023, and December 31, 2023, respectively.	2,887	2,869	2,883
Additional paid-in capital	10,989	10,888	10,964
Retained earnings	23,575	23,727	23,859
Accumulated other comprehensive loss	(19,322)	(19,249)	(18,381)
Total Stockholders' Equity	18,129	18,235	19,325
Total Liabilities and Stockholders' Equity	$369,870	$363,413	$351,813

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2024	2023
Interest income
Interest and fees on loans	$2,215	$2,087
Interest and dividends on securities	938	965
Interest on deposits with banks and federal funds sold	252	233
Total Interest Income	3,405	3,285

Interest expense
Interest on deposits	402	107
Interest on short-term borrowings	431	-
Total Interest Expense	833	107

Net Interest Income	2,572	3,178
Provision/release of credit loss allowance	169	(42)
Net interest income after credit loss provision/(release)	2,403	3,220

Noninterest income
Service charges on deposit accounts	38	42
Other fees and commissions	148	164
Income on life insurance	43	39
Total Noninterest Income	229	245

Noninterest expenses
Salary and employee benefits	1,618	1,698
Occupancy and equipment expenses	331	327
Legal, accounting and other professional fees	254	263
Data processing and item processing services	250	267
FDIC insurance costs	38	45
Advertising and marketing related expenses	23	22
Loan collection costs	5	1
Telephone costs	40	41
Other expenses	302	280
Total Noninterest Expenses	2,861	2,944

(Loss) income before income taxes	(229)	521
Income tax (beneift) expense	(232)	86

Net income	$3	$435

Basic and diluted net income per common share	$-	$0.15

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the three months ended March 31, 2024 and 2023

(dollars in thousands)

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
(unaudited)	Stock	Capital	Earnings	Income (Loss)	Equity
Balance, December 31, 2022	$2,865	$10,862	$23,579	$(21,252)	$16,054

Net income	-	-	435	-	435
Cash dividends, $0.10 per share	-	-	(287)	-	(287)
Dividends reinvested under
dividend reinvestment plan	4	26	-	-	30
Other comprehensive gain	-	-	-	2,003	2,003
Balance, March 31, 2023	$2,869	$10,888	$23,727	$(19,249)	$18,235

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
(unaudited)	Stock	Capital	Earnings	Income (Loss)	Equity
Balance, December 31, 2023	$2,883	$10,964	$23,859	$(18,381)	$19,325

Net income	-	-	3	-	3
Cash dividends, $0.10 per share	-	-	(287)	-	(287)
Dividends reinvested under
dividend reinvestment plan	4	25	-	-	29
Other comprehensive loss	-	-	-	(941)	(941)
Balance, March 31, 2024	$2,887	$10,989	$23,575	$(19,322)	$18,129

THE BANK OF GLEN BURNIE

CAPITAL RATIOS

(dollars in thousands)

(unaudited)

					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
			Adequately Capitalized		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2024
Common Equity Tier 1 Capital	$37,359	17.14%	$9,810	4.50%	$14,170	6.50%
Total Risk-Based Capital	$39,891	18.30%	$17,440	8.00%	$21,799	10.00%
Tier 1 Risk-Based Capital	$37,359	17.14%	$13,080	6.00%	$17,440	8.00%
Tier 1 Leverage	$37,359	10.43%	$14,329	4.00%	$17,911	5.00%

As of December 31, 2023:
Common Equity Tier 1 Capital	$37,975	17.37%	$9,840	4.50%	$14,213	6.50%
Total Risk-Based Capital	$40,237	18.40%	$17,493	8.00%	$21,867	10.00%
Tier 1 Risk-Based Capital	$37,975	17.37%	$13,120	6.00%	$17,493	8.00%
Tier 1 Leverage	$37,975	10.76%	$14,113	4.00%	$17,641	5.00%

As of March 31, 2023:
Common Equity Tier 1 Capital	$37,777	16.57%	$10,257	4.50%	$14,816	6.50%
Total Risk-Based Capital	$40,052	17.57%	$18,234	8.00%	$22,793	10.00%
Tier 1 Risk-Based Capital	$37,777	16.57%	$13,676	6.00%	$18,234	8.00%
Tier 1 Leverage	$37,777	10.12%	$14,933	4.00%	$18,666	5.00%

GLEN BURNIE BANCORP AND SUBSIDIARY

SELECTED FINANCIAL DATA

(dollars in thousands, except per share amounts)

	Three Months Ended			Year Ended
	March 31,	December 31,	March 31,	December 31,
	2024	2023	2023	2023
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Financial Data
Assets	$369,870	$351,813	$363,413	$351,813
Investment securities	128,727	139,427	144,726	139,427
Loans, (net of deferred fees & costs)	177,950	176,307	184,141	176,307
Allowance for loan losses	2,035	2,157	2,161	2,157
Deposits	309,231	300,067	343,014	300,067
Borrowings	40,000	30,000	-	30,000
Stockholders' equity	18,129	19,325	18,235	19,325
Net income	3	167	435	1,429

Average Balances
Assets	$358,877	$353,085	$373,590	$361,731
Investment securities	163,618	174,581	172,519	173,902
Loans, (net of deferred fees & costs)	175,914	175,456	184,787	179,790
Deposits	305,858	310,168	353,861	330,095
Borrowings	31,667	26,579	2	12,580
Stockholders' equity	19,124	14,253	17,821	17,105

Performance Ratios
Annualized return on average assets	0.00%	0.19%	0.47%	0.40%
Annualized return on average equity	0.06%	4.65%	9.90%	8.35%
Net interest margin	2.86%	3.17%	3.41%	3.31%
Dividend payout ratio	9426%	172%	66%	80%
Book value per share	$6.28	$6.70	$6.36	$6.70
Basic and diluted net income per share	-	0.06	0.15	0.50
Cash dividends declared per share	0.10	0.10	0.10	0.40
Basic and diluted weighted average shares outstanding	2,885,552	2,880,398	2,867,082	2,873,500

Asset Quality Ratios
Allowance for loan losses to loans	1.14%	1.22%	1.17%	1.22%
Nonperforming loans to avg. loans	0.21%	0.30%	0.26%	0.29%
Allowance for loan losses to nonaccrual & 90+ past due loans	549.1%	409.3%	451.6%	409.3%
Net charge-offs annualize to avg. loans	0.66%	0.08%	-0.09%	0.06%

Capital Ratios
Common Equity Tier 1 Capital	17.14%	17.37%	16.57%	17.37%
Tier 1 Risk-based Capital Ratio	17.14%	17.37%	16.57%	17.37%
Leverage Ratio	10.43%	10.76%	10.12%	10.76%
Total Risk-Based Capital Ratio	18.30%	18.40%	17.57%	18.40%